Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Fourth Quarter and Full Year 2011 Results

— Company Provides Outlook for the Fiscal First Quarter and Full Year 2012 —

New York, NY, March 9, 2012 – ANN INC. (NYSE: ANN) today reported results for the fiscal fourth quarter and full year of 2011, ended January 28, 2012. The Company also provided its outlook for the first quarter and full year of fiscal 2012.

For the fiscal fourth quarter of 2011, the Company reported earnings per diluted share of $0.10, excluding $0.06 per diluted share in after-tax charges associated with its previously announced management realignment, compared with earnings per diluted share of $0.19 in the fourth quarter of 2010, excluding after-tax restructuring charges of $0.05 per diluted share. On a GAAP basis, including the aforementioned charges, earnings per diluted share were $0.04 in the fourth quarter of 2011, compared with $0.14 in the fourth quarter of 2010.

For the full year of fiscal 2011, the Company reported earnings per diluted share of $1.70, excluding $0.06 per diluted share in after-tax management realignment charges, an increase of 31% compared with earnings per diluted share of $1.30 in the full year of fiscal 2010, excluding after-tax restructuring charges totaling $0.06 per diluted share. On a GAAP basis, including the aforementioned management realignment and restructuring charges, earnings per diluted share were $1.64 in fiscal 2011, compared with $1.24 per diluted share in fiscal 2010.

Kay Krill, President and CEO commented, “For 2011, ANN INC. delivered another year of significant profitable growth, reflecting double digit increases in sales, net income and earnings per diluted share. Total net sales for the year rose 12 percent, with net income, excluding charges, up 17 percent and diluted earnings per share, excluding charges, up 31 percent. During 2011, we also delivered on our commitment to further enhance shareholder value through the repurchase of 7.3 million shares, or nearly 15 percent of our outstanding shares.

“For the fourth quarter, the Company delivered a ten percent increase in total net sales. However, our overall bottom-line results were impacted by significantly higher-than-anticipated promotional activity in the Ann Taylor stores channel. Importantly, the Anntaylor.com and Ann Taylor Factory channels delivered strong results in the quarter. Our LOFT brand delivered outstanding results across all three channels. We achieved very positive client response to LOFT’s product offering in LOFT stores, as well as in our e-commerce and outlet channels during the quarter.

“Looking ahead to 2012, we are focused on continuing LOFT’s strong momentum as well as improving the sales productivity and profitability at Ann Taylor stores. We will continue to aggressively manage all operational aspects of the business, while remaining focused on accelerating our strategic growth initiatives that are expected to benefit this year and beyond.”

Fiscal 2011 Fourth Quarter Results

Total net sales for the fourth quarter of fiscal 2011 were $566.7 million, compared with net sales of $515.3 million in the fourth quarter of fiscal 2010. By brand, net sales across all channels of the Ann Taylor brand totaled $237.4 million in the fourth quarter of 2011, compared with net sales of $234.9 million in the fourth quarter of 2010. At the LOFT brand, net sales across all channels were $329.3 million in the fourth quarter of 2011, compared with net sales of $280.4 million in the fourth quarter of 2010.

Total Company comparable sales for the quarter increased 5.3% versus the fourth quarter of 2010. At Ann Taylor, total brand comparable sales decreased 1.1%, reflecting a decrease of 10.9% at Ann Taylor stores, partially offset by increases of 28.0% in the Ann Taylor e-commerce channel and 5.7% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased 10.5%, reflecting increases of 8.1% at LOFT stores, 28.1% in the LOFT e-commerce channel and 10.3% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 48.9%, versus the 51.7% gross margin rate achieved in the fourth quarter of 2010. This gross margin performance primarily reflected a significantly higher level of promotional activity in the Ann Taylor stores channel versus the fourth quarter of 2010.

Selling, general and administrative expenses for the fourth quarter of 2011 were $274.0 million versus $252.0 million reported in the fourth quarter of 2010. As a percentage of net sales, selling, general and administrative expenses improved 50 basis points versus the prior year to 48.4%. This improvement in SG&A rate reflected higher net sales and continued aggressive management of expenses, partially offset by one-time costs associated with the aforementioned management realignment.

During the quarter, the Company recorded a pre-tax charge of $5.5 million associated with its previously announced management realignment. During the fourth quarter of 2010, the Company recorded pre-tax restructuring charges of $3.9 million associated with its strategic restructuring program. On an after-tax basis, these charges totaled $3.3 million, or $0.06 per diluted share in the fourth quarter of 2011 and $3.0 million, or $0.05 per diluted share, in the fourth quarter of 2010.

Excluding the aforementioned pre-tax charges, the Company reported operating income of $8.7 million for the quarter, compared with operating income of $14.3 million in the fourth quarter of 2010. On the same basis, the Company reported net income in the quarter of $5.5 million, or $0.10 per diluted share, compared with net income of $11.0 million, or $0.19 per diluted share in the fourth quarter of 2010. On a GAAP basis, the Company reported operating income of $3.2 million in the fourth quarter of 2011, compared with operating income of $10.3 million in the fourth quarter of 2010. On the same basis, the Company reported net income of $2.2 million, or $0.04 per diluted share in the fourth quarter of 2011, compared with net income of $8.0 million, or $0.14 per diluted share in the fourth quarter of 2010. The tax rate used to calculate non-GAAP after-tax charges and non-GAAP net income for the fourth quarter of 2011 was based on the Company’s full year effective tax rate.

During the fourth quarter of 2011, the Company opened eight new stores, comprised of four Ann Taylor stores, two LOFT stores and two Ann Taylor Factory stores, and closed five LOFT stores.

Fiscal Year 2011 Results

Total net sales for the full year of fiscal 2011 were $2.2 billion, compared with net sales of nearly $2.0 billion in the full year of fiscal 2010. By brand, net sales across all channels of the Ann Taylor brand totaled $907.9 million in fiscal 2011, compared with net sales of $863.7 million in fiscal 2010. At the LOFT brand, net sales across all channels were $1,304.6 million in 2011, compared with net sales of $1,116.5 million in 2010.

Total Company comparable sales for fiscal 2011 increased 6.8% versus the prior year. At Ann Taylor, total brand comparable sales increased 5.2%, reflecting a decrease of 1.2% at Ann Taylor stores, which was more than offset by increases of 36.8% in the Ann Taylor e-commerce channel and 5.7% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were up 8.0%, reflecting increases of 5.4% at LOFT stores, 28.7% in the LOFT e-commerce channel and 14.2% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 54.6%, compared with 55.8% in fiscal 2010.

Selling, general and administrative expenses increased to $1,062.6 million versus $978.6 million in fiscal 2010. As a percentage of net sales, selling, general and administrative expenses decreased to 48.0% in fiscal 2011, reflecting 140 basis points leverage versus 49.4% in fiscal 2010.

During fiscal 2011, the Company recorded pre-tax management realignment charges of $5.5 million, compared with pre-tax restructuring charges totaling $5.6 million in fiscal 2010. On an after-tax basis, these charges totaled $3.3 million, or $0.06 per diluted share, in fiscal 2011, compared with $3.5 million, or $0.06 per diluted share, in fiscal 2010.

Excluding the aforementioned pre-tax charges, operating income for the full year of fiscal 2011 was $151.0 million, compared with operating income of $125.4 million in 2010. On a GAAP basis, the Company reported operating income of $145.5 million in 2011, compared to operating income of $119.8 million in 2010.

Net income, excluding the aforementioned after-tax charges, totaled $89.9 million, or $1.70 per diluted share, for the full year of fiscal 2011, compared with net income of $76.9 million, or $1.30 per diluted share, for the full year of fiscal 2010. On a GAAP basis, including the aforementioned charges, net income for 2011 was $86.6 million, or $1.64 per diluted share, compared with net income of $73.4 million, or $1.24 per diluted share in 2010.

The Company ended the year with approximately $150 million in cash and cash equivalents.

Total inventory per square foot, excluding e-commerce, declined 1% at the end of fiscal 2011. This reflected an inventory per square foot decrease of 11% at Ann Taylor stores, an increase of 6% at LOFT stores and a decrease of 6% in the factory outlet channel.

During fiscal 2011, the Company opened 76 stores, comprised of 17 Ann Taylor stores, seven Ann Taylor Factory stores, 14 LOFT stores and 38 LOFT Outlet stores and closed 19 stores, comprised of three Ann Taylor stores and 16 LOFT stores. The total store count at the end of the fiscal year was 953, comprised of 280 Ann Taylor stores, 99 Ann Taylor Factory stores, 500 LOFT stores, and 74 LOFT Outlet stores.

Outlook for Fiscal First-Quarter and Full-Year 2012

For the fiscal first quarter of 2012, the Company expects total net sales to be $560 million, reflecting a total Company comparable sales increase in the low-single digits. Gross margin rate performance is expected to approach 56.5%. Selling, general and administrative expenses are estimated to approach $275 million.

In terms of the full year, the Company provided the following outlook:

•	The Company currently expects fiscal 2012 total net sales to be $2.375 billion, reflecting a total Company comparable sales increase in the mid-single digits.

•	Gross margin rate performance is expected to be 55.0%.

•	Total SG&A expenses in fiscal 2012 are expected to be $1.140 billion.

•	The Company’s effective tax rate is expected to be approximately 40%.

•	Capital expenditures are expected to be approximately $150 million.

•

Total weighted average square footage for fiscal 2012 is expected to increase slightly, reflecting the opening of approximately 65 new stores, partially offset by the impact of downsizes at Ann Taylor stores and approximately 30 store closures. The Company expects to have approximately 985 stores at fiscal year-end.

•	The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in the United States. The Company operates 953 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of January 28, 2012, as well as online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•

the Company’s ability to successfully implement its business transformation initiatives and upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•

the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the depressed levels of consumer spending and consumer confidence resulting from the worldwide economic downturn and financial crisis;

•	the impact of fluctuations in sourcing costs, in particular increases in the costs of raw materials, labor, fuel and transportation;

•

the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the effect of competitive pressures from other retailers;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of continued uncertainty in the global economy on the Company’s liquidity and capital resources;

•

the Company’s dependence on its Louisville distribution center and third-party distribution facilities and transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes by employees of the third-party vendors that it utilizes;

•	the impact on the Company’s stock price relating to the Company’s level of sales and earnings growth;

•

acts of war or terrorism in the United States or worldwide, and the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the Company’s ability to realize its deferred tax assets;

•	the Company’s dependence on shopping malls and other retail centers to attract customers;

•	the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the impact of climate change on the Company’s business.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Years Ended January 28, 2012 and January 29, 2011

(unaudited)

Table 1.

	Quarter Ended		Year Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
	(in thousands, except per share amounts)
Net sales	$566,661	$515,261	$2,212,493	$1,980,195
Cost of sales	289,511	249,008	1,004,350	876,201

Gross margin	277,150	266,253	1,208,143	1,103,994
Selling, general and administrative expenses	273,988	251,979	1,062,644	978,580
Restructuring charges	—	3,931	—	5,624

Operating income	3,162	10,343	145,499	119,790
Interest income	212	382	642	964
Interest expense	342	378	1,694	1,632

Income before income taxes	3,032	10,347	144,447	119,122
Income tax provision	852	2,374	57,881	45,725

Net income	$2,180	$7,973	$86,566	$73,397

Earnings per share:
Basic earnings per share	$0.04	$0.14	$1.66	$1.26
Weighted average shares outstanding	50,052	55,922	51,200	57,203
Diluted earnings per share	$0.04	$0.14	$1.64	$1.24
Weighted average shares outstanding assuming dilution	50,795	$56,963	52,029	$58,110

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

January 28, 2012 and January 29, 2011

(unaudited)

Table 2.

	January 28, 2012	January 29, 2011
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$150,208	$226,644
Accounts receivable	19,591	17,501
Merchandise inventories	213,447	193,625
Refundable income taxes	11,965	26,631
Deferred income taxes	30,999	28,145
Prepaid expenses and other current assets	49,107	57,367

Total current assets	475,317	549,913
Property and equipment, net	360,890	332,489
Deferred income taxes	39,134	31,224
Other assets	12,340	13,194

Total assets	$887,681	$926,820

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$94,157	$97,330
Accrued salaries and bonus	16,122	29,346
Current portion of long-term performance compensation	19,373	—
Accrued tenancy	41,435	42,620
Gift certificates and merchandise credits redeemable	50,750	49,103
Accrued expenses and other current liabilities	64,060	63,509

Total current liabilities	285,897	281,908
Deferred lease costs	159,435	165,321
Deferred income taxes	1,320	850
Long-term performance compensation	42,122	32,299
Other liabilities	35,030	22,997

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 and 82,554,516 shares issued, respectively	561	561
Additional paid-in capital	811,707	801,140
Retained earnings	574,257	487,691
Accumulated other comprehensive loss	(5,318)	(2,378)
Treasury stock, 33,284,631 and 27,205,853 shares, respectively, at cost	(1,017,330)	(863,569)

Total stockholders’ equity	363,877	423,445

Total liabilities and stockholders’ equity	$887,681	$926,820

ANN INC.

Brand Sales and Store Data

For the Quarters and Years Ended January 28, 2012 and January 29, 2011

(unaudited)

Table 3.

	Quarter Ended
Sales and Comps	January 28, 2012		January 29, 2011
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$130,082	(10.9)%	$141,088	19.1%
Ann Taylor e-commerce	37,733	28.0%	30,145	74.3%

Subtotal	167,815	(3.8)%	171,233	26.0%
Ann Taylor Factory	69,552	5.7%	63,650	9.2%

Total Ann Taylor brand	237,367	(1.1)%	234,883	20.9%

LOFT brand
LOFT Stores	242,881	8.1%	223,971	(3.2)%
LOFT e-commerce	39,006	28.1%	30,329	77.2%

Subtotal	281,887	10.5%	254,300	2.4%
LOFT Outlet	47,407	10.3%	26,078	26.9%

Total LOFT brand	329,294	10.5%	280,378	3.5%

Total Company	$566,661	5.3%	$515,261	11.0%

	Fiscal Year Ended
Sales and Comps	January 28, 2012		January 29, 2011
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$494,038	(1.2)%	$503,099	19.3%
Ann Taylor e-commerce	124,408	36.8%	92,571	54.3%

Subtotal	618,446	4.9%	595,670	23.5%
Ann Taylor Factory	289,406	5.7%	268,016	9.3%

Total Ann Taylor brand	907,852	5.2%	863,686	18.7%

LOFT brand
LOFT Stores	990,987	5.4%	943,331	0.5%
LOFT e-commerce	123,924	28.7%	96,915	65.3%

Subtotal	1,114,911	7.5%	1,040,246	4.2%
LOFT Outlet	189,730	14.2%	76,263	21.2%

Total LOFT brand	1,304,641	8.0%	1,116,509	5.0%

Total Company	$2,212,493	6.8%	$1,980,195	10.7%

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.

ANN INC.

Brand Sales and Store Data

For the Quarters and Years Ended January 28, 2012 and January 29, 2011

(unaudited)

Table 3. (Continued)

	Fiscal Year Ended
Stores and Square Footage	January 28, 2012		January 29, 2011
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor Stores	280	1,460	266	1,453
Ann Taylor Factory	99	700	92	668

Total Ann Taylor brand	379	2,160	358	2,121

LOFT brand
LOFT Stores	500	2,904	502	2,930
LOFT Outlet	74	520	36	233

Total LOFT brand	574	3,424	538	3,163

Total Company	953	5,584	896	5,284

Number of:
Stores open at beginning of period	896	5,284	907	5,348
New stores	76	473	24	138
Expanded/(downsized) stores (1)	—	(58)	—	(14)
Closed stores	(19)	(115)	(35)	(188)

Stores open at end of period	953	5,584	896	5,284

Converted stores (2)	—	—	10	—

(1)	During Fiscal 2011, the Company downsized 11 Ann Taylor stores and three Ann Taylor Factory stores. During Fiscal 2010, the company downsized five Ann Taylor stores and two LOFT stores and expanded one Ann Taylor Store.
(2)	During Fiscal 2011, no stores were converted. During Fiscal 2010, the company converted six Ann Taylor stores to LOFT stores and four LOFT stores to LOFT Outlet Stores.